EXHIBIT 21.1


   Jack Henry and Associates, Inc. Subsidiaries

   Jack Henry Services, L.P.
   Jack Henry Systems, L.P.
   Jack Henry Software/Commlink, L.P.
   Open Systems Group, Inc.
   Symitar Systems, Inc.
   Sys-Tech, Inc.
   System Legacy Solutions, Inc.
   Yellow Hammer Software, Inc.
   Check Collect, Inc.
   Jack Henry ACH, L.P.
   E-ClassicSystems, Inc.
   Jack Henry, L.L.C.
   Jack Henry International, Ltd.